Exhibit (b)(2)

CREDIT AGREEMENT

This CREDIT AGREEMENT (this “Agreement”) is dated as of January 6, 2015, and is by and between OTSUKA AMERICA, INC. (the “Borrower”), a corporation duly organized and validly existing under the laws of the State of Delaware, and THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., a Japanese banking corporation (the “Bank”).

The Borrower desires the Bank to lend certain sums to the Borrower and the Bank agrees to extend credit to the Borrower, in accordance with the terms and conditions set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby confirmed and acknowledged, the Borrower and the Bank hereby agree as follows:

Section 1. Definitions and Interpretation.

As used herein, the following terms shall have the meanings set forth below:

“Acquisition” shall mean the acquisition, by the Borrower, of not less than a majority direct or indirect interest in the outstanding equity of the Target pursuant to the Acquisition Agreement, consummated by the remittance of funds to or for the account of the seller of the Target for such acquisition.

“Acquisition Agreement” shall mean the Agreement and Plan of Merger dated as of December 1, 2014 among the Parent, the Acquisition Sub, and the Target.

“Acquisition Sub” shall mean Bigarade Corporation, a direct or indirect wholly-owned Subsidiary of the Parent and a wholly-owned Subsidiary of the Borrower.

“Advance” means a borrowing by the Borrower pursuant to a utilization request provided by the Bank to the Borrower pursuant to this Agreement.

“Affiliate” shall mean, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such first Person.

“Agreement Date” shall mean the date first set above, such date being the date on which this Agreement was executed and delivered by the parties hereto.

“Anti-Terrorism Laws” shall mean any United States or other laws relating to economic or trade sanctions, terrorism or money laundering, including the U.S. Executive Order No. 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten To Commit, or Support Terrorism, the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001) and the Applicable Laws administered by Office of Foreign Assets Control of the United States Department of the Treasury, the Trading with the Enemy Act (12 U.S.C. §95), and the International Emergency Economic Powers Act (50 U.S.C. §1701-1707), and including laws, regulations, executive orders or sanctions relating to restrictive measures against the Republic of Iran.

“Applicable Law” shall mean, anything in Section 15 to the contrary notwithstanding, (i) all applicable common law and principles of equity and (ii) all applicable provisions of all (A) constitutions, statutes, rules, regulations and orders of governmental bodies, (B) Governmental Approvals and (C) orders, decisions, judgments and decrees of all courts (whether at law or in equity or admiralty) and arbitrators.

“Applicable Margin” shall mean fifteen basis points (0.15%).

“Bank Business Day” shall mean any day except a day which is a Saturday or a Sunday or on which commercial banks are not required or authorized to remain open for the regular transaction of commercial business in the City of Los Angeles, California.

“Credit Agreement Related Claim” shall mean any claim (whether sounding in tort, contract or otherwise) in any way related to, arising out of, or connected with, this Agreement, the Letter of Guaranty, the Revolving Credit Note or the relationship established hereunder or thereunder, whether such claim arises or is asserted before or after the Agreement Date or before or after the Maturity Date.

“Debtor Relief Law” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Applicable Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” shall mean any condition or event that constitutes an Event of Default or that with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

“Disbursement Date” shall have the meaning provided for in Section 2.

“Dollars” and the sign “$” shall each refer to the lawful currency of the United States of America.

“Environmental Laws” shall mean as of any date the Comprehensive Environmental Response Compensation and Liability Act, the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Federal Water Pollution Act, the Toxic Substances Control Act, and the Occupational Safety and Health Act, as such laws have been amended or supplemented, and any Federal, state, or local statute, ordinance, rule or regulation in effect.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Eurocurrency Rate” means, for any Interest Period, a rate per annum determined by the Bank pursuant to the following formula:

Eurocurrency Rate	=	Eurocurrency Base Rate
1.00 minus Eurocurrency Reserve Percentage

Where,

“Eurocurrency Base Rate” means, for such Interest Period, the rate per annum equal to the rate (“BTMU LIBOR”) offered by the Bank through its London branch for deposits in US dollars for a period approximately equal to the duration of such Interest Period which shall be determined and calculated by the Bank in its sole discretion as of 11:00 a.m. (London time) two (2) London Business Days before the first day of such Interest Period. Such quoted BTMU LIBOR shall appear on the Reuters Screen LIBO 03 Page (or such other page as may replace such LIBO 03 Page for the purpose of displaying the London interbank offered rates of the Bank’s London branch, or if such service is generally not available, such other service as the Bank may nominate as the information vendor for BTMU LIBOR). If such rate is not available at such time for any reason, then the “Eurocurrency Base Rate” for such Interest Period shall be the rate per annum determined by the Bank to be the rate at which deposits in the relevant currency for delivery on the first day of such Interest Period in immediately available U. S. Dollars in the approximate amount of the then unpaid principal balance of the Loan and with a term equivalent to such Interest Period would be offered by the Bank’s London Branch (or other Bank branch or Affiliate) to major banks in the London or other offshore interbank market for such currency at their request at approximately 11:00 a.m. (London time) two (2) London Business Days prior to the first day of such Interest Period, provided that if any Interest Period does not continue for a full Interest Period, BTMU LIBOR with respect to such Interest Period shall nonetheless be the rate of BTMU LIBOR as quoted for the relevant Interest Period, as set forth above, and

“Eurocurrency Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to the Bank, under regulations issued from time to time by the Federal Reserve Board of Governors for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirements) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”). The Eurocurrency Rate shall be adjusted automatically as of the effective date of any change in the Eurocurrency Reserve Percentage.

“Executive Order” shall mean U.S. Executive Order No. 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions with Persons who Commit, Threaten to Commit, or Support Terrorism.

“Event of Default” shall have the meaning ascribed to such term in Section 13 of this Agreement.

“Federal Rate” shall mean for any day, an interest rate per annum equal to the average base rate on overnight United States Dollar loans placed with the Bank as borrower/debtor as on such day (or, if such day is not a Bank Business Day, for the immediately preceding Bank Business Day), as determined by the Bank in its sole discretion.

“Governmental Approval” shall mean any authorization, consent, approval, license or exemption of, registration or filing with, or report or notice to, a governmental unit.

“Indebtedness” of any Person shall mean (i) all obligations of such Person for borrowed money or for the deferred purchase price of property or services, (ii) any obligation of another Person which is guaranteed by such Person or, with respect to which, such Person is liable, contingently or otherwise, (iii) the rental obligations of such Person under any leases which would not be classified as “operating leases” in accordance with generally accepted accounting principles commonly used in the United States of America, (iv) all obligations of such Person to purchase securities or other property that arise out of or in connection with the sale of the same or substantially similar securities or property, (v) all non-contingent obligations of such Person to reimburse any other Person in respect of amounts paid under a letter of credit or similar instrument to the extent that such reimbursement obligations remain outstanding after they become non contingent, (vi) all obligations of such Person with respect to interest rate and currency swaps and similar obligations obligating such Person to make payments, whether periodically or upon the happening of a contingency, and (vii) any of the foregoing obligations secured by a Lien on any asset of such Person.

“Initial Utilization Request” shall mean a written instruction executed by a Responsible Officer of the Borrower directing the Bank to make the first Advance of the Loan by wire transfer and specifying the amount of the Loan to be advanced (in minimum amounts of One Million Dollars ($1,000,000) and in multiples of One Million Dollars ($1,000,000)), the account to which the proceeds shall be remitted and the requested Interest Period, and specifying that the amounts disbursed shall bear interest at the Federal Rate plus the Applicable Margin, substantially in the form of Exhibit D to this Agreement.

“Interest Period” shall mean, as to those Advances bearing interest at the Eurocurrency Rate, the period commencing on the date such Advance is disbursed or continued at the end of the preceding Interest Period applicable to such Advance, and ending on the date one week or one month thereafter, as selected by the Borrower in its utilization request; provided that:

(a) any Interest Period that would otherwise end on a day that is not a Bank Business Day shall be extended to the next succeeding Bank Business Day unless such Bank Business Day falls in another calendar month, in which case such Interest Period shall end on the last Bank Business Day of the preceding calendar month;

(b) any Interest Period of one month that begins on the last Bank Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Bank Business Day of the calendar month at the end of such Interest Period; and

(c) no Interest Period shall extend beyond the Maturity Date.

As to those Advances bearing interest based on the Federal Rate, each Interest Period shall be a period of between one (1) Bank Business Day to five (5) Bank Business Days, as selected by the Borrower and approved by the Bank.

“Interest Rate” shall have the meaning set forth in Section 4.

“Lending Office” means the Los Angeles branch office of The Bank of Tokyo-Mitsubishi UFJ, Ltd.,[            ], or the successor in interest to that office as to the Loan.

“Letter of Guaranty” shall mean that certain guaranty dated on or about January 6, 2015, from Otsuka Holdings Co., Ltd., a corporation organized under the laws of Japan (the “Guarantor”), to The Bank of Tokyo-Mitsubishi UFJ, Ltd., together with any and all amendments and other modifications thereto and replacements and substitutions thereof.

“Liability” of any Person shall mean any obligation or liability, whether arising under any indenture, agreement, contractual restriction, lease, instrument, organic corporate document, Applicable Law or otherwise, in each case to the extent such obligation or liability does not constitute Indebtedness of such Person.

“Lien” shall mean with respect to any property or asset (or any income or profits derived therefrom) of any Person, any mortgage, lien, pledge, attachment, levy, charge or other security interest or encumbrance of any kind upon or in respect of such property or asset (or upon or in respect of any income or profits therefrom), in each case, whether the same is consensual or nonconsensual or arises by contract, operation of law, legal process or otherwise. For this purpose, a Person shall be deemed to own subject to a “Lien” any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capitalized lease or other title retention agreement relating to such property or asset.

“Loan” shall have the meaning provided for in Section 2.

“Loan Documents” means this Agreement, the Revolving Credit Note, and each other document, agreement, instrument or certificate executed and delivered by the Borrower in connection with the transaction contemplated by this Agreement and each of the other Loan Documents.

“London Business Day” means any day on which dealings in U.S. dollars are carried on in the London interbank market.

“Materially Adverse Effect” shall mean, (i) with respect to any Person, any materially adverse effect on such Person’s assets, liabilities, financial condition, results of operations or business prospects, (ii) with respect to any contract, agreement or other obligation (other than this Agreement, the Letter of Guaranty or the Revolving Credit Note), any materially adverse effect, as to any party thereto, upon the binding nature thereof or the validity or enforceability thereof, and (iii) with respect to this Agreement, the Letter of Guaranty and the Revolving Credit Note, any adverse effect, WHETHER OR NOT MATERIAL, on the binding nature, term, validity or enforceability hereof.

“Maturity Date” shall mean December 7, 2015.

“Maximum Permissible Rate” shall mean, with respect to interest payable on any amount, the rate of interest on such amount that, if exceeded, could, under Applicable Law, result in (i) civil or criminal penalties being imposed on the Bank or (ii) the Bank’s being unable to enforce payment of (or, if collected, retain) all or any part of such amount or the interest payable thereon.

“OFAC” shall mean the Office of Foreign Assets Control of the United States Department of Treasury.

“Parent” shall mean Otsuka Pharmaceutical Co., Ltd., a corporation organized under the laws of Japan.

“Payment Date” shall mean the last day of each Interest Period and the Maturity Date.

“Permitted Liens” means: (i) liens and security interests securing indebtedness owed by the Borrower to the Bank; (ii) liens for taxes, assessments or similar charges either not yet due or being duly contested in good faith; (iii) liens of mechanics, materialmen, warehousemen or other like liens arising in the ordinary course of business and securing obligations which are not yet delinquent; (iv) liens and security interests disclosed in the Borrower’s financial statements dated December 31, 2013; (v) liens and security interests which, as of the date of this Agreement, have been disclosed to and approved by the Bank; (vi) purchase money liens or purchase money security interests upon or in any property acquired or held by the Borrower in the ordinary course of business to secure indebtedness outstanding on the date hereof or permitted to be incurred hereunder; and (vii) those liens and security interest which in the aggregate constitute an immaterial and insignificant monetary amount with respect to the net value of the Borrower’s assets.

“Person” shall mean any individual, sole proprietorship, corporation, partnership, trust, unincorporated association, mutual company, joint stock company, trade association or other business organization.

“Post Default Rate” shall mean a rate of interest per annum equal to the greater of (i) the Prime Rate as in effect from time to time plus two percent (2%) and (ii) the Interest Rate as of any such date plus two percent (2%).

“Prime Rate” shall mean the rate of interest per annum designated by the Bank from time to time as its prime rate in the United States, with such rate to change as and when such designated rate changes. The Prime Rate is not intended to be the lowest or best rate of interest offered by the Bank at any given time to any class of borrowers. Any change in the Prime Rate shall result in an immediate corresponding change in any rate of interest based on the Prime Rate.

“Regulatory Change” shall mean the introduction of or any change in or in the interpretation of any Applicable Law, any change therein or any change in the interpretation or administration thereof by any government, governmental agency or authority, court, tribunal, central bank or other comparable body charged with the interpretation or administration thereof or compliance by the Bank with any interpretation, request, guideline or directive (whether or not having the force of law) of any such government, governmental agency or authority, court, tribunal, central bank or other comparable body.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer or assistant treasurer or any other officer or representative of the Borrower, authorized by the board of directors, in each case as set forth in a written notice from the Borrower to the Bank. The Bank may conclusively rely on each such notice unless and until a subsequent writing shall be delivered by the Borrower to the Bank that identifies the prior writing that is to be superseded and stating that it is to be so superseded. Any document delivered hereunder that is signed by a Responsible Officer of the Borrower shall be conclusively presumed to have been authorized by all necessary corporate action on the part of the Borrower.

“Revolving Credit Note” shall mean the Revolving Credit Promissory Note provided for in Section 3 hereof and in the form attached hereto as Exhibit A, duly executed and delivered by the Borrower.

“Subsidiary” shall mean, with respect to any Person, any other Person (i) the securities of which having ordinary voting power to elect a majority of the board of directors (or other persons having similar functions) or (ii) the other ownership interests of which ordinarily constituting a majority voting interest, are at the time, directly or indirectly, owned or controlled by such first Person, or by one or more of its Subsidiaries, or by such first Person and one or more of its Subsidiaries; unless otherwise specified, “Subsidiary” means a Subsidiary of the Borrower.

“Target” shall mean Avanir Pharmaceuticals, Inc. a corporation organized under the laws of Delaware.

“Tax” shall mean any Federal, State or foreign tax, assessment or other governmental charge or levy (including any withholding tax) upon a Person or upon its assets, revenues, income or profits.

Any references to time shall be the then effective time of day in the location specified; for the elimination of doubt, references to time shall give effect to Standard Time and to Daylight Savings Time, as may be applicable on such date, in such location.

Section 2. Principal Amount and Terms of the Credit. The Bank agrees to extend to the Borrower, subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of the Borrower set forth in Section 10, a revolving line of credit in the principal amount of up to Three Billion Five Hundred Forty Million United States Dollars (U.S.$3,540,000,000.00) (the “Loan”), to be disbursed from time to time to an account designated in writing to the Bank by a Responsible Officer of Borrower pursuant to utilization requests issued by the Borrower from time to time pursuant to this Section 2 and Subsection 4(e), as the case may be. If, however, the conditions precedent to lending described in Section 11 below are not satisfied on or before September 2, 2015, this Agreement shall terminate and shall be of no further force or effect, and the Bank shall have no obligation to make Advances under this Agreement. Until the date on which the Acquisition is consummated, the Borrower may only request that the Loan shall bear interest at the Federal Rate plus the Applicable Margin. The initial Advance shall be made on a date requested by the Borrower (the “Disbursement Date”) when all of the conditions precedent to lending described in Section 11 below have been satisfied or waived in writing by the Bank, pursuant to the Initial Utilization Request delivered to the Bank not later than 12:00 noon, Pacific time, one (1) Business Day prior to the Disbursement Date. Borrower may subsequently request additional Advances based on the Federal Rate by delivery to the Bank, not later than 12:00 noon, Pacific time, one (1) Bank Business Day prior to the requested date of the disbursement of the Advance, of a utilization request executed in writing by a Responsible Officer of the Borrower stating the amount of the requested Advance, the requested Interest Period, and the date of the requested disbursement and certifying that all of the conditions precedent to lending described in Section 11 below are satisfied on the date of such notice. The form for utilization requests, for Advances other than the initial Advance, is attached hereto as Exhibit E. The Loan is a “revolving” loan, and therefore the Borrower may borrow, repay and reborrow monies previously borrowed, prepaid or repaid hereunder, without the need to enter into a new credit agreement or issue a new promissory note.

Section 3. Revolving Credit Note. The Borrower shall execute and deliver to the Bank a Revolving Credit Promissory Note dated the date hereof and substantially in the form of Exhibit A hereto (the “Revolving Credit Note”).

Section 4. Interest and Fees.

(a) Interest Rate. Subject to the provisions of subsections (b), (c), and (d) below and Subsection 14(b), the Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurocurrency Rate for such Interest Period plus the Applicable Margin or, if applicable, the Federal Rate plus the Applicable Margin (in each case, collectively, the “Interest Rate”). Notwithstanding the foregoing, until the Acquisition is consummated, the Borrower may only request that the Interest Rate shall be the Federal Rate plus the Applicable Margin.

(b) Interest Payment. Interest on the Loan shall be due and payable in arrears (i) on each Payment Date and (ii) when the outstanding balance of the Loan shall be due (whether at maturity, by reason of notice of prepayment or acceleration or otherwise). Interest at the Post Default Rate shall be payable on demand. Interest hereunder shall be due and payable in accordance with the terms of this Agreement before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

(c) Alternative Interest Rate. Notwithstanding subsection (a) of this Section, in the event that and for so long as the Bank has suspended its obligation to make or continue the Loan at the Eurocurrency Rate pursuant to subsection (d) of this Section or Subsection 14(b) of this Agreement, the Loan shall automatically bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Prime Rate, as may be in effect from time to time.

(d) Eurocurrency Rate Not Available. In the event, and on each occasion, that on the date two (2) London Business Days prior to the commencement of any Interest Period during which the Loan accrues interest at a rate based upon the Eurocurrency Rate, the Bank shall have in good faith determined that U.S. dollar deposits in the outstanding principal amount of the Loan are generally not available in the London interbank market, or that reasonable means do not exist for ascertaining BTMU LIBOR, or that the requested Interest Period will not be available to the Bank, or that the rates at which such U.S. dollar deposits are being offered will not adequately and fairly reflect the cost to the Bank of maintaining the Loan at the Eurocurrency Rate during such Interest Period, the Bank shall, as soon as practicable thereafter, give written or telecopy notice of such determination to the Borrower. In the event of any such determination, an appropriate replacement interest rate shall be agreed upon between the Bank and the

Borrower, negotiating in good faith, and interest shall accrue with respect to the Loan during such Interest Period at the fixed rate so agreed, plus the Applicable Margin; provided that in no event shall such replacement interest rate exceed the BTMU LIBOR rate quoted at 11:00 a.m. London time on the day which is three (3) London Business Days prior to the first day of such Interest Period (or the BTMU LIBOR rate most recently available, if dollar deposits are not then available in the London interbank market or if BTMU LIBOR cannot be ascertained) by more than one percent (1.00%). Each determination by the Bank shall be conclusive absent manifest error.

(e) Borrower Utilization Requests and Designation of Interest Periods. After the Acquisition has been consummated, the Borrower may from time to time request Advances in minimum amounts of One Million Dollars ($1,000,000) and multiples thereof, pursuant to utilization requests, in a form prescribed by the Bank, submitted not later than 12:00 noon, Pacific time, three (3) London Business Days prior to the commencement of the requested Interest Period, designating the amount of the requested Advance and the basis for the Interest Rate and Interest Period therefor. The Borrower’s selection of the basis for any Interest Rate and of any Interest Period is subject to the Bank’s confirmation that such Interest Rate and Interest Period will be available.

(f) Calculation of Interest; Post Default Rate. Interest shall be computed on the basis of a year of three hundred sixty (360) days and paid for the actual number of days elapsed. Interest for any period shall be calculated from and including the first (1st) day thereof to but excluding the last day thereof. If any part of the Loan or any other amount due and payable hereunder is not paid when due (whether at maturity, by reason of notice of prepayment or acceleration or otherwise), such unpaid amount shall bear, to the maximum extent permitted by Applicable Law, interest for each day during the period from the date such amount became so due until it shall be paid in full (whether before or after judgment) at a rate per annum equal to the applicable Post Default Rate. Nothing contained in this Agreement or in the Revolving Credit Note shall require the Borrower at any time to pay interest at a rate exceeding the Maximum Permissible Rate.

(g) Fees. The Borrower shall pay the Bank loan fees in the amount and in the manner specified in the fee letter between the Borrower and the Bank dated January 6, 2015.

Section 5. Repayment of Principal and Other Obligations. The Borrower shall repay in full or repay in full and reborrow (in full or in part) the outstanding principal amount of each Advance on each Payment Date. The entire principal amount of the Loan shall mature and become due and payable, and shall be repaid by the Borrower, in a single installment on the Maturity Date. The Borrower shall pay any other obligation under this Agreement, the Revolving Credit Note and any other Loan Document as they come due, but in no case later than the Maturity Date.

Section 6. Prepayments.

(a) The Borrower may prepay the Loan in whole or in part pursuant to notice given to the Bank not later than 12:00 noon, Pacific time, three (3) London Business Days’ prior to the proposed date of prepayment; provided that notice of any prepayment of an Advance that is bearing interest based on the Federal Rate shall be given to the Bank not later than 12:00 noon, Pacific time, one (1) Bank Business Day prior to the proposed date of prepayment. The amount prepaid shall be no less than One Million United States Dollars (U.S.$1,000,000) and in multiples of One Million United States Dollars (U.S.$1,000,000). Any prepayment shall be made with accrued interest on the amount prepaid and shall be subject to charges described in Section 8 of this Agreement.

Section 7. Payments by the Borrower.

(a) Time, Place and Manner. All payments due to the Bank under this Agreement shall be made to the Bank, or to such other Person as the Bank may designate, at the Bank’s Lending Office or at such other address as the Bank may designate. A payment shall not be deemed to have been made on any day unless such payment has been received at the required place of payment, in Dollars and in funds immediately available, no later than 12:00 noon, Pacific time, on such day. Payments due under this Agreement and the Revolving Credit Note may be made by the Borrower by means of debiting the Borrower’s deposit account with the Bank.

(b) No Reductions. All payments due to the Bank under this Agreement, and all other terms, conditions, covenants and agreements to be observed and performed by the Borrower hereunder, shall be made, observed or performed by the Borrower without any reduction or deduction whatsoever, including any reduction or deduction for any set off, recoupment, counterclaim (whether sounding in tort, contract or otherwise) or Tax, except for any withholding or deduction for Taxes required to be withheld or deduction under Applicable Law.

(c) Taxes. If any Tax is required to be withheld or deducted from, or is otherwise payable by the Borrower in connection with, any payment due to the Bank under this Agreement, the Borrower (i) shall, if required, withhold or deduct the amount of such Tax from such payment and, in any case, pay such Tax to the appropriate taxing authority in accordance with Applicable Law and (ii) shall pay to the Bank (A) such additional amounts as may be necessary so that the net amount received by the Bank with respect to such payment, after withholding or deducting all Taxes required to be withheld or deducted, is equal to the full amount payable under this Agreement and (B) an amount equal to all Taxes payable by the Bank as a result of payments made by the Borrower (whether to a taxing authority or to the Bank) pursuant to this Subsection 7(c).

(d) Modification of Payment Dates. Unless otherwise specified in this Agreement, whenever any payment to the Bank under this Agreement shall be due (otherwise than by reason of acceleration) on a day that is not a Bank Business Day, the date of payment thereof shall be the immediately succeeding Bank Business Day and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension; provided, that, if such immediately succeeding Bank Business Day shall fall in the next calendar month, then the date of payment thereof shall be the immediately preceding Bank Business Day.

(e) Authorization to Charge Accounts. The Borrower hereby authorizes the Bank, if and to the extent that any payment due the Bank hereunder is not otherwise made when due, to charge any amount so due against any or all of the accounts of the Borrower with Bank or any of its Affiliates (as if the Bank and its Affiliates were one and the same entity), with the Borrower remaining liable for any deficiency.

Section 8. Funding Losses. In the event of any prepayment of the Loan by the Borrower pursuant to Section 6 of this Agreement, or acceleration pursuant to Section 13 of this Agreement, or other early repayment of the Loan (including without limitation the repayment of an Advance on a day other than the last day of the Interest Period applicable to such Advance), the Borrower shall reimburse the Bank on demand for any breakage costs, losses or expenses actually incurred by the Bank resulting from the reemployment of funds, as set forth in a certificate furnished by the Bank to the Borrower as to the amount of such costs, losses or expenses; provided that the Bank shall have engaged in reasonable efforts to mitigate such loss, whether by redeployment of such funds or otherwise. In determining such amount, Bank may use any reasonable averaging and attribution methods. Such certificate shall be conclusive evidence of the amount of such costs, losses or expenses, absent manifest error. Without limiting the generality of the foregoing, but without duplication, the Bank may at its election demand compensation on account of any losses, costs or expenses of any kind arising out of any termination of, or any other circumstance relating to, any swap, swaption, cap, collar, option or other derivative product or other arrangement of any kind entered into by the Bank which is in any way connected or related to arranging, making available or maintaining the funding for the Loan, this Agreement or the Revolving Credit Note.

Section 9. Evidence of Indebtedness. The Loan and the Borrower’s obligation to repay the Loan with interest in accordance with the terms of this Agreement shall be evidenced by this Agreement, the records of the Bank, and the Revolving Credit Note. The records of the Bank shall be prima facie evidence of the Loan, the calculation of interest thereon, and all payments made in respect thereof.

Section 10. Representations and Warranties of the Borrower. In order to induce the Bank to enter into this Agreement and to make the Loan, the Borrower hereby represents and warrants the following to the Bank as of the Agreement Date:

(a) The Borrower (i) has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware and (ii) has the requisite corporate power and authority to execute and deliver this Agreement and the Revolving Credit Note, to perform its obligations hereunder and thereunder and to own its properties and conduct its business as currently owned and conducted.

(b) The Borrower is not in violation of its bylaws or certificate of incorporation or in default in the performance or observance of any material obligation, agreement, covenant or condition contained in any material contract, indenture, mortgage, loan agreement or lease to which the Borrower is a party or by which it may be bound. The execution and delivery of this Agreement and the Revolving Credit Note and the incurrence of the obligations and the consummation of the transactions herein and therein contemplated will not conflict with, or constitute a breach of or default under, the certificate of incorporation or bylaws of the Borrower or any material contractual restriction, instrument, indenture, mortgage, agreement or lease to which the Borrower is a party or by which it may be bound, or any law, administrative rule or regulation or court decree.

(c) This Agreement has been duly authorized, executed and delivered by the Borrower and constitutes a legal, valid and binding obligation of the Borrower enforceable in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency or other similar laws relating to or affecting generally the enforcement of creditors’ rights or by general equitable principles.

(d) The Revolving Credit Note has been duly authorized for execution and delivery as contemplated by this Agreement and, when executed and delivered, will constitute a legal, valid and binding obligation of the Borrower enforceable in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency or other similar laws relating to or affecting generally the enforcement of creditors’ rights or by general equitable principles.

(e) No consent, approval, authorization, order, registration or qualification of or with any court, any regulatory authority or other governmental agency or body is required for the execution or delivery of this Agreement or the Revolving Credit Note by the Borrower or for the consummation of the other transactions contemplated by this Agreement or the Revolving Credit Note.

(f) There are no legal or governmental proceedings pending to which the Borrower is a party or to which any property of the Borrower is subject, other than litigation which in each case will not have a Materially Adverse Effect on the Borrower, and, to the best of the Borrower’s knowledge after due inquiry, no such proceedings are threatened or contemplated by Governmental Authorities or others.

(g) The Borrower has filed or caused to be filed all Tax returns due on or before the Agreement Date which are required to be filed and has paid all Taxes shown to be due and payable on such returns or on any assessments made against them (other than those being contested in good faith) and, to the best of the Borrower’s knowledge after due inquiry, no Tax Liens have been filed and no claims are being asserted with respect to such Taxes which are not reflected in the financial statements referred to in Subsections 10(q), 12(a) or 12(b) hereof, which, if adversely determined, would, in the aggregate, have a Materially Adverse Effect on the value of the total enterprise represented by the Borrower.

(h) No fact or circumstance, to the best of the Borrower’s knowledge after due inquiry, either alone or in conjunction with all other such facts and circumstances, has had or might in the future have (so far as the Borrower can foresee) a Materially Adverse Effect on the Borrower, this Agreement, Letter of Guaranty or the Revolving Credit Note.

(i) Neither the Borrower nor any of its Subsidiaries is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(j) Neither the Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying margin stock and no part of the proceeds of the Loan under this Agreement will be used to buy or carry, or to extend credit to others to buy or carry, any margin stock in violation of Regulations T, X or U.

(k) The Borrower is currently in compliance with all Applicable Laws (including without limitation Anti-Terrorism Laws, ERISA and Environmental Laws), the non-compliance with which would have a Materially Adverse Effect on the Borrower, this Agreement or the Revolving Credit Note.

(l) The Borrower is not and, to the knowledge of the Borrower, none of its Affiliates or any broker or other agent of the Borrower acting or benefitting in any capacity in connection with the Loan, is any of the following: (i) a Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order; (ii) a Person owned or controlled by, or acting for or on behalf of, any person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order; (iii) a Person with which any lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law; (iv) a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or (v) a Person that is named as a “specially designated national and blocked person” on the most current list published by OFAC at its official website or any replacement website or other replacement official publication of such list.

(m) Neither the Borrower nor, to the knowledge of the Borrower, any of its Affiliates and any broker or other agent of the Borrower acting or benefitting in any capacity in connection with the Loan, (i) conducts any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any Person described in Subsection 10(l), (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

(n) The Guarantor is the direct or indirect legal and beneficial owner of 100% of each and every type and class (voting and nonvoting) of all outstanding shares and other equity interests (including all rights to acquire shares and other equity interests) of the Borrower.

(o) The Letter of Guaranty is in full force or effect, and no action has been taken to discontinue or to assert the invalidity or unenforceability of the Letter of Guaranty.

(p) The Borrower has good and marketable title to all of its assets and the same are not subject to any security interest, encumbrance, lien or claim of any third person other than Permitted Liens.

(q) The reviewed balance sheet of the Borrower for the fiscal year ended December 31, 2013, together with the related consolidated statements of income, of change in stockholders’ equity and of cash flows for such period, in each case as heretofore furnished to the Bank prior to the Agreement Date were prepared in accordance with generally accepted accounting principles and fairly present the financial condition and results of operations of the Borrower as at and for the period covered thereby.

Section 11. Conditions Precedent. The obligation of the Bank to make the Loan is subject to satisfaction in form and substance satisfactory to the Bank or waiver of the following conditions precedent:

(a) the Bank shall have received, in form and substance satisfactory to the Bank, duly executed originals of the Revolving Credit Note, this Agreement, and the Letter of Guaranty;

(b) the Bank shall have received, in form and substance satisfactory to the Bank, such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of the Borrower as the Bank may reasonably require evidencing the Borrower’s authority to execute, deliver and perform this Agreement and to borrow the Loan from the Bank hereunder, certified copies of the Borrower’s certificate of incorporation and bylaws certified by the Secretary of the Borrower, and the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents, substantially in the form set forth in Exhibit B;

(c) on the Disbursement Date, the following statements shall be true and the Bank shall have received a Closing Certificate of a Responsible Officer of the Borrower substantially in the form set forth in Exhibit C, stating that:

(1) the representations and warranties contained in Section 10 of this Agreement are correct in all material respects on and as of the Disbursement Date;

(2) no event has occurred and is continuing that constitutes an Event of Default;

(3) all conditions precedent to the obligations of the Parent and the Acquisition Sub to consummate the Acquisition set forth in the Acquisition Agreement, unless waived (subject to clause (4) below), are satisfied or still capable of being satisfied;

(4) the Acquisition Agreement shall not have been amended or waived in any respect in a manner materially adverse to the Bank without its prior written consent or otherwise terminated;

(5) no public offer (that has been accepted by the Target) shall have been made in respect of the shares of the Target (other than in connection with the Acquisition);

(6) no “Company Material Adverse Effect,” as defined in the Acquisition Agreement, shall have occurred;

(d) the Bank shall have received the Initial Utilization Request, issued in accordance with this Agreement;

(e) there shall be compliance in all material respects with regulatory requirements applicable to the transactions contemplated by the Loan Documents, including the completion by the Bank of required client identification procedures under all applicable anti-

terrorism and anti-money laundering laws, including, but not limited to, the PATRIOT Act, OFAC, and the Foreign Corrupt Practices Act (including, if necessary, identification of directors and major shareholders);

(f) there shall not have occurred any material adverse change in the business, assets, operations, prospects or condition, financial or otherwise, of the Guarantor, the Borrower, or their Subsidiaries, individually or taken as a whole; and

(g) such other approvals, documents and opinions as the Bank may reasonably request, and, if requested by the Bank, an opinion of counsel in form and substance reasonably acceptable to the Bank and its counsel.

Section 12. Additional Covenants of the Borrower. From the date hereof and until all amounts due hereunder are indefeasibly repaid in full:

(a) Each of the Borrower and the Guarantor shall submit (or cause to be submitted) to the Bank, in reasonable detail and within sixty (60) days following the close of each of the quarterly periods of the fiscal year of the Borrower and/or of the Guarantor, copies of the financial statements of the Borrower and its consolidated Subsidiaries and of the Guarantor and its consolidated Subsidiaries, including, but not limited to, the balance sheet and profit and loss statements for such periods.

(b) Each of the Borrower and the Guarantor shall submit (or cause to be submitted) to the Bank, in reasonable detail and within one hundred twenty (120) days following the close of each fiscal year of the Borrower and/or of the Guarantor, copies of the complete reviewed annual financial statements of such Borrower and its consolidated Subsidiaries and the complete audited annual financial statements of the Guarantor and its consolidated subsidiaries, including, but not limited to, the balance sheet and profit and loss statement for such fiscal year including statements of income, retained earnings and cash flows for such annual period. Such financial statements shall be prepared in accordance with generally accepted accounting principles applied consistently to all applicable periods, shall present fairly the financial condition of the Borrower and its consolidated Subsidiaries and of the Guarantor and its consolidated subsidiaries.

(c) The Borrower shall submit to the Bank such other information respecting the Borrower, the Guarantor, or any Subsidiary of the Borrower or the Guarantor as the Bank may from time to time reasonably request.

(d) The Borrower will, and/or will cause the Guarantor to: (i) obtain promptly at any time and from time to time and will maintain such licenses, consents, registrations and authorizations as may be required under Applicable Law to enable the Borrower to perform its obligations under this Agreement and the Revolving Credit Note and will promptly furnish the Bank with such evidence thereof as the Bank may request from time to time; (ii) preserve and maintain its corporate existence, preserve and maintain in good repair, working order and condition all properties required for the conduct of its business and comply with all Applicable Law (including Anti-Terrorism Laws, ERISA and Environmental Laws); and (iii) maintain insurance with responsible insurance companies against at least such risks and in at least such amounts as are customarily maintained by similar businesses, or as may be required by Applicable Law or reasonably requested by the Bank.

(e) The Borrower will compensate the Bank for any loss, cost or expense resulting from (i) the imposition by any government, governmental or regulatory agency or authority or court of reserve requirements, additional reserve requirements, special deposit requirements, capital adequacy requirements, insurance charges, taxes or other assessments or charges (whether or not having the force of law) with respect to the Loan or Revolving Credit Note (or with respect to any deposits or other funds acquired to fund the Loan, any other requirement or condition with respect to the Loan or Revolving Credit Note, or any such deposits or other funds), the result of which shall be to (A) increase the cost to the Bank of the Loan or the transactions contemplated hereunder, (B) reduce the amount of any sum received or receivable by the Bank with respect to the Loan or the return to be earned by the Bank on the Loan or (C) reduce the rate of return on the capital of the Bank allocated to the Loan, or (ii) any borrowing or other acquisition of funds which may be required by the Bank to cover its position by reason of the failure of the Borrower to borrow the Loan or to pay any principal of or interest on the Loan or any other amount payable by the Borrower hereunder when due. For the avoidance of doubt, the foregoing sentence shall apply to all requests, rules, guidelines or directives concerning capital adequacy issued in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives concerning capital adequacy promulgated by the Bank for International Settlements, the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority) or the United States financial regulatory authorities, regardless of the date adopted, issued, promulgated, or implemented. In determining such amount, Bank may use any reasonable averaging and attribution methods. A certificate of the Bank claiming compensation under this Section shall set forth in reasonable detail the additional amount or amounts to be paid to it hereunder and shall be conclusive if prepared reasonably and in good faith.

(f) The Borrower agrees that the Loan, this Agreement and the Revolving Credit Note will at all times constitute the direct, binding and enforceable obligations of the Borrower.

(g) Immediately, upon becoming aware of the existence of any condition or event which constitutes a Default hereunder or which could have a Materially Adverse Effect on the Borrower, this Agreement, the Letter of Guaranty or the Revolving Credit Note, the Borrower will provide written notice to the Bank specifying the nature and period of existence thereof and the action the Borrower is taking or proposes to take with respect thereto.

(h) The Borrower will use the proceeds of the Loan solely to consummate the Acquisition pursuant to the Acquisition Agreement. Without limiting the foregoing, the Borrower will not permit any part of the proceeds of the Loan to be used in any manner that would result in a violation of, or be inconsistent with, the provisions of Regulation U or X of the Board of Governors of the Federal Reserve System. The Borrower will not take any action at any time that would result in a violation of the substitution and withdrawal requirements of Regulations U or X, in the event the same should become applicable to the Loan or this Agreement. Whenever required to ensure compliance with Regulations U and X, the Borrower will, upon the request of the Bank, furnish to the Bank a statement in conformity with the requirements of Federal Reserve Form U-1 referred to in Regulation U, and any other notice or form required under Regulation U, the statements made and information contained in which shall be sufficient, in the opinion of the Bank, to permit the extensions of the Loan under this Agreement in compliance with Regulation U.

(i) The Borrower will not create, incur or permit to exist any Indebtedness senior in right of payment to the Indebtedness of the Borrower to the Bank under this Agreement except for (a) Indebtedness owed or to be owed to the Bank, (b) trade debt incurred in the ordinary course of business or (c) any Debt approved by the Bank.

(j) The Borrower will not amend, terminate or provide a waiver of, the Acquisition Agreement or the terms thereof and will ensure the Acquisition Sub and the Guarantor will not amend, terminate or provide a waiver of, the Acquisition Agreement or the terms thereof, in a manner materially adverse to the Bank.

Section 13. Events of Default. IF any of the following events (each individually referred to herein as an “Event of Default”) shall occur:

(a) the Borrower shall fail to pay in the manner provided herein the principal, any interest or any other amount due hereunder or under the Revolving Credit Note when due; or

(b) the Borrower shall fail to perform any of its obligations under any of Section 12 of this Agreement; or

(c) the Borrower shall fail to perform any of its other obligations under this Agreement and such failure shall not be remedied within thirty (30) days after the occurrence thereof; or

(d) any representation or warranty of the Borrower contained herein or in any certificate or document furnished to the Bank pursuant hereto shall prove to be incorrect or misleading in any material respect when made; or

(e) an order shall be made or an effective resolution passed for the winding up of the Borrower, the Guarantor or any Subsidiary of the Borrower, or the Borrower, the Guarantor or any Subsidiary of the Borrower shall cease to conduct its business substantially in the manner conducted as of the date hereof, or the Borrower, the Guarantor or any Subsidiary of the Borrower shall take any steps whatsoever to effect or facilitate any of the foregoing in any way; or

(f) The Guarantor, the Borrower or any Subsidiary of the Borrower: (i) shall generally not, or be unable to, or shall admit in writing its inability to, pay its debts as such debts become due; or (ii) shall make an assignment for the benefit of creditors, petition or apply to any tribunal for the appointment of a custodian, receiver, trustee or the like for it or a substantial part of its assets or properties, whether domestic or foreign; or (iii) shall commence any proceeding under any Debtor Relief Law, whether now or hereafter in effect and whether foreign or domestic; or (iv) shall have had any such petition or application filed or any such proceeding shall have been commenced against it, in which an adjudication or appointment is made or order for relief is entered; or (v) by any act or omission, shall indicate its consent to, approval of, or acquiescence in, any such petition, application or proceeding or order for relief or the appointment of a custodian, receiver or trustee for all or any substantial part of its property; or (vi) shall be the subject of any proceeding under which its assets may be subject to seizure, forfeiture or divestiture; or (vii) shall take any action or steps whatsoever to approve, facilitate or effectuate any of the foregoing in any way; or

(g) any authorization, consent, approval, registration or license now or hereafter necessary to enable the Borrower to comply with its obligations hereunder or under the Revolving Credit Note shall be revoked, withdrawn or withheld; or

(h) (i) the Guarantor or the Borrower or any Subsidiary of the Borrower shall fail to pay when due and payable (whether at maturity, by acceleration or otherwise) any principal, premium, or interest on any Indebtedness and any such failure(s) to pay shall in the aggregate exceed $250,000 or (ii) the maturity of any such Indebtedness exceeding $250,000 in the aggregate shall, in whole or in part, have been accelerated, or any such Indebtedness shall, in whole or in part, have been required to be prepaid prior to the stated maturity thereof in accordance with the terms of any agreement or instrument evidencing, providing for the creation of, or concerning, such Indebtedness; or

(i) one or more judgments, decrees or orders for the payment of money in excess of $250,000 in the aggregate shall be rendered against the Guarantor, the Borrower or any Subsidiary of the Borrower and such judgments, decrees or orders shall continue unsatisfied and in effect for a period of 30 consecutive calendar days without being vacated, discharged, satisfied or stayed or bonded pending appeal; or

(j) the Guarantor or the Borrower shall fail to perform under any agreement, lease, mortgage, indenture or other contractual arrangement between either of them and the Bank or any of its Affiliates such that an amount in excess of $250,000 shall remain outstanding past the date on which it was due and payable; or

(k) (i) any event, fact or circumstance shall have a Materially Adverse Effect on the Guarantor, the Borrower, the Letter of Guaranty or this Agreement, or (ii) the Guarantor shall fail to perform under the Letter of Guaranty or any comparable instrument providing credit support;

(l) the Letter of Guaranty shall fail to remain in full force or effect, or any action shall be taken to discontinue or to assert the invalidity or unenforceability of the Letter of Guaranty, or the Guarantor shall deny that it has any further liability under the Letter of Guaranty; or

(m) the Guarantor shall directly or indirectly own, legally and beneficially, less than 100% of all outstanding shares and other equity interests (including all rights to acquire shares and other equity interests) in the Borrower.

THEREUPON, in any case, the Bank may by notice to the Borrower decline to make the Loan or declare any and all amounts of principal outstanding under the Loan and the Revolving Credit Note to be forthwith due and payable together with accrued interest and any and all other amounts payable or owing hereunder, whereupon the same shall become forthwith due and payable, without further demand, presentment, notice of dishonor, protest, notice of protest or other notice whatsoever, all of which are expressly waived by the Borrower. Upon the occurrence of an Event of Default specified in Subsections 13(e) or 13(f), automatically and without any notice of any kind to the Borrower, the principal and interest of the Loan and the Revolving Credit Note and all other amounts owing under this Agreement shall be due and payable immediately to the Bank. Upon the occurrence of an Event of Default, the Bank shall also have the right to terminate in its sole discretion any and all related swap, swaption, option, cap, collar and other derivative product arrangements of any kind entered into by the Bank in order to provide funding under this Agreement.

Section 14. Illegality.

(a) If, after the date of this Agreement, any Regulatory Change shall make it unlawful or impossible for the Bank to maintain the Loan, then the Bank shall so notify the Borrower and the Loan shall become due and payable immediately upon the Borrower’s receipt of such notice (or on such earlier date as may be required by such Applicable Law, interpretation, guideline, request or directive causing the Regulatory Change).

(b) If Bank determines that any Regulatory Change occurring on or after the date of this Agreement has made it unlawful, or that any Governmental Authority has asserted that it is unlawful as a result of such Regulatory Change, for Bank to maintain the Loan with the Eurocurrency Rate, or to determine or charge interest rates based upon the Eurocurrency Rate, or any Governmental Authority has imposed material restrictions on the authority of Bank to purchase or sell, or to take deposits of, U.S. Dollars in the London market, then, on notice thereof by Bank to Borrower, any obligation of Bank to continue the Loan at the Eurocurrency Rate shall be suspended until Bank notifies Borrower that the circumstances giving rise to such determination no longer exist (and Bank shall give such notice promptly upon receiving knowledge that such circumstances no longer exist), provided that, if Bank may lawfully continue to maintain the Loan at the Eurocurrency Rate until the end of the then-current Interest Period, Bank shall do so. Bank agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of Bank, otherwise be materially disadvantageous to Bank.

Section 15. Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of California without regard to conflicts of law principles. The Borrower irrevocably agrees that any Credit Agreement Related Claim may be brought in any Federal or State Court located in the County of Los Angeles and, by the execution and delivery of this Agreement, the Borrower hereby irrevocably accepts and submits to the jurisdiction of each of the aforesaid courts in personam, generally and unconditionally, with respect to any such action or proceedings for itself and in respect of its property, assets and revenues. The Borrower hereby also irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding brought in any such court and any claim that any such action or proceeding brought in such court has been brought in an inconvenient forum. The Borrower further irrevocably consents to service of process out of said courts by mailing a copy thereof, by registered or certified mail, postage prepaid, to itself, and irrevocably waives, to the fullest extent permitted by law, all claim of error by reason of such service in any legal action or proceeding brought in accordance herewith. The Borrower irrevocably waives, in any legal action or proceeding in any jurisdiction (whether for an injunction, specific performance, damages or otherwise), any right or claim of immunity of any kind with respect to itself or its assets including, without limitation, from attachment or execution of judgment, and the Borrower irrevocably agrees that it and its assets are and shall be subject to any legal action or proceeding, attachment or execution in respect to its obligations under this Agreement and the Revolving Credit Note. The Borrower hereby irrevocably agrees that the Bank shall not be liable for, and the Borrower waives and agrees not to seek any special, indirect or consequential damages arising out of any claim related to this Agreement, the Revolving Credit Note or any advance. TO THE EXTENT PERMITTED BY LAW, THE BORROWER AND THE BANK EACH HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING TO WHICH THEY ARE BOTH PARTIES INVOLVING ANY CREDIT AGREEMENT RELATED CLAIM.

Section 16. Miscellaneous.

(a) The Borrower shall, on demand, pay or reimburse the Bank for all fees, costs and expenses (including fees and disbursements of legal counsel and other experts employed or retained by the Bank) incurred, and all payments made, and indemnify and hold the Bank harmless from and against all losses suffered, by the Bank in connection with, arising out of, or in any way related to (i) the negotiation, preparation, execution and delivery of (A) this Agreement and the Revolving Credit Note and (B) whether or not executed, any waiver, amendment or consent under or to this Agreement or the Revolving Credit Note, (ii) the administration of and any operations under this Agreement, (iii) consulting with respect to any matter in any way arising out of, related to, or connected with, this Agreement or the Revolving Credit Note including (A) the protection, preservation, exercise or enforcement by the Bank of any of its rights under or related to this Agreement, the Letter of Guaranty or the Revolving Credit Note or (B) the performance by the Bank of any of its obligations under or related to this Agreement or the Revolving Credit Note, (iv) protecting, preserving, exercising or enforcing any of the rights of the Bank under or related to this Agreement, the Letter of Guaranty or the Revolving Credit Note, (v) any Credit Agreement Related Claim (whether asserted by the Bank or the Borrower or any other Person and whether asserted before or after the Maturity Date), and the prosecution or defense thereof, (vi) any governmental investigation arising out of, related to, or in any way connected with, this Agreement, the Revolving Credit Note or the relationship established hereunder, or (vii) any proceeding in which the Bank is called upon for testimony or documents as a third party witness, except that the foregoing indemnity shall not be applicable to any loss suffered by the Bank to the extent such loss is determined by a judgment of a court referred to in the second sentence of Section 15 hereof that is binding on the Borrower and the Bank, final and not subject to review on appeal, to be the result of acts or omissions on the part of the Bank constituting (x) willful misconduct or (y) gross negligence. Notwithstanding the foregoing, if the Acquisition is not consummated, the payment of fees and disbursements of legal counsel for the Bank shall be determined based on consultation in good faith between the Borrower and the Bank.

(b) Any notice or communication required to be delivered under this Agreement, or any agreement or instrument required to be delivered hereunder (the “Notices”) shall be in writing and shall be sent by registered or certified U.S. mail (postage prepaid and return receipt requested) by a reliable hand delivery or overnight courier service or by telecopier, to be confirmed immediately by sending the original documentation by registered or certified U.S. mail or by a reliable hand delivery or overnight courier service. Notwithstanding the foregoing sentence, Notices may be given by telephone if confirmed in writing within twenty four (24) hours by sending a written version thereof by a reliable hand delivery or overnight courier service. In the event of a discrepancy between any telephonic Notice and any written confirmation thereof, such written confirmation shall be deemed effective notice except to the extent that the Bank has acted in reliance on such telephonic Notice. All Notices shall be delivered or otherwise conveyed to the parties at their respective addresses and telephone and telecopier numbers as follows: (i) if to the Borrower, at [            ]; and (ii) if to the Bank, at [            ]. Except as otherwise expressly set forth herein, all Notices shall be effective as against the Bank and the Borrower only upon the receipt thereof.

(c) No modification or waiver of any provision of this Agreement, the Revolving Credit Note or any other instrument or agreement required hereunder, and no consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the parties hereto, and then in each such event such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on the Borrower in any case shall, of itself, entitle the Borrower to any other or further notice or demand in similar or other circumstances.

(d) The Borrower agrees that the Loan Documents are for confidential use only and that, unless consented in writing by the Bank, neither their existence nor the terms and conditions or substance thereof shall be disclosed by the Borrower (or any of its subsidiaries and affiliates or any of its subsidiaries’ or affiliates’ officers, directors, employees agents, attorneys and professional advisors) to any person except: (i) to the Borrower’s subsidiaries and affiliates and the Borrower’s and the Borrower’s subsidiaries’ and affiliates’ officers, directors, employees, agents, attorneys and professional advisors, on a “need to know” basis in connection with the Acquisition and the Loan Documents and on the condition that they agree to keep such information confidential; or (ii) to the Target and its advisers on a “need to know” basis in connection with the Acquisition and the relevant financing and on the condition that they agree to keep such information confidential (provided that no disclosure of any information contained in the Loan Documents relating to fees may be made unless the information relating to the level of fees payable has been removed or obscured); or (iii) as required by law or regulation or by governmental or other regulatory authority (including any financial instruments exchange) or if required in connection with any legal, administrative or arbitration proceedings. The Bank shall treat all non-public information it receives about the Borrower, its subsidiaries and affiliates and the Target confidential and shall not use such information except for the purpose of the Loan Documents. The Bank shall not disclose such non-public information without the Borrower’s written consent except: (i) to the Bank’s subsidiaries and affiliates and their and their subsidiaries’ and affiliates’ officers, directors, employees, agents, attorneys and professional advisors on a “need to know” basis in connection with the Loan Documents and on the condition that they agree to keep such information confidential; or (ii) as required by law or regulation or by governmental or other regulatory authority (including any financial instruments exchange) or if required in connection with any legal, administrative or arbitration proceedings. No announcements regarding the Loan Documents or any roles as arranger, underwriter, lender or agent shall be made without the prior written consent of the Borrower and the Bank (save as would be permitted under the confidentiality exceptions above).

(e) The terms and provisions of this Agreement and the Revolving Credit Note shall be binding upon, and the benefits thereof shall inure to, the parties hereto and their respective successors and assigns; provided, however, that the Borrower shall not assign any interest in this Agreement, the Revolving Credit Note, the Loan or any of the Borrower’s rights, duties or obligations hereunder or thereunder without the prior written consent of the Bank. The Bank may assign, pledge or otherwise transfer any or all of its interests, rights, and/or obligations in, or arising under this Agreement, the Revolving Credit Note or the Loan and any credit support or security instrument executed in connection therewith and may grant or assign to any person any participation interest in this Agreement, the Revolving Credit Note or the Loan, in all cases without any notice to or consent from the Borrower.

(f) No delay or omission to exercise any right, power, or remedy accruing to the Bank upon any breach or default of the Borrower under this Agreement or any instrument or agreement required hereunder shall impair any such right, power, or remedy of the Bank, nor shall it be considered to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; and no waiver by the Bank of any single breach or default shall be deemed a waiver of any other breach or default theretofore and thereafter occurring. Any waiver, permit, consent, or approval of any kind or character on the part of the Bank of any breach or default under this Agreement or the Revolving Credit Note or any waiver on the part of the Bank of any provision or condition of this Agreement or the Revolving Credit Note must be in writing specifically set forth. No remedy herein conferred upon the Bank is intended to be exclusive of any other remedy and each and every such remedy either under this Agreement, the Revolving Credit Note or by law or otherwise afforded to the Bank, shall be cumulative and not alternative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise.

(g) Nothing in this Agreement shall be deemed a waiver or prohibition of the Bank’s rights of banker’s lien or setoff.

(h) This Agreement may be executed in any number of counterparts and on separate counterparts, each of which shall be deemed to be an original and but all of which taken together shall constitute one and the same Agreement.

(i) The Borrower recognizes that the Bank or any subsequent holder of the Revolving Credit Note may grant or assign a participation interest in the Loan and the Revolving Credit Note upon such terms and conditions as the Bank may determine.

(j) The Bank hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Bank to identify the Borrower in accordance with the Act.

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IN WITNESS WHEREOF, the Borrower and the Bank, acting through their duly authorized representatives, have caused this Credit Agreement to be duly executed in duplicate counterparts in the English language and signed in their respective names the day and year first written above.

OTSUKA AMERICA, INC.

By:	/s/ Noriko Tojo
Name:	Noriko Tojo
Title:	President and CEO

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.

By:	/s/ M. Fujisawa
Name:	Masahiko Fujisawa
Title:	Managing Director

Exhibit A

REVOLVING CREDIT PROMISSORY NOTE

$3,540,000,000.00	Los Angeles, CA January 6, 2015

FOR VALUE RECEIVED, the undersigned OTSUKA AMERICA, INC., a corporation duly organized and existing under the laws of the State of Delaware (the “Borrower”), by this revolving credit promissory note (this “Note”), unconditionally promises to pay to the order of THE BANK OF TOKYO-MITSUBISHI UFJ, LTD. (the “Bank”) at [            ], or at such other branch or office as the Bank may designate in writing, the principal sum of Three Billion Five Hundred Forty Million United States Dollars (U.S.$3,540,000,000.00), or so much thereof as shall have been disbursed and outstanding, in immediately available funds in accordance with the terms of the Credit Agreement described below.

The Borrower shall pay interest from the Disbursement Date on the unpaid principal amount outstanding hereunder from time to time in like money at the per annum rates set forth in the Credit Agreement. Interest accrued hereon shall be payable on each respective Payment Date. Interest shall be computed on the basis of a year of three hundred sixty (360) days and the actual number of days elapsed.

This Note is issued pursuant to, and evidences the Loan made under, the terms of that certain Credit Agreement dated as of January 6, 2015, between the Borrower and the Bank, as the same may be amended from time to time (the “Credit Agreement”). Capitalized, defined terms not defined herein shall have the meanings ascribed to them in the Credit Agreement. The holder hereof is entitled to the full benefit of all of the provisions thereof including, without limitation, the provisions for acceleration and maturity of the Loan.

Notwithstanding the foregoing, any principal of or interest on the Loan which is unpaid when due (whether by acceleration or otherwise) shall bear interest from the date of default to the date of actual payment (before as well as after judgment) at the Post-Default Rate. In any event the rate of interest under this Note shall not at any time exceed the Maximum Permissible Rate.

Both principal and interest shall be payable in Dollars in immediately available funds to the Bank at [            ], or at such other branch or office as the Bank may designate in writing. Except as otherwise provided in the Credit Agreement, all amounts payable in respect of this Note shall be paid free and clear of any set-off, counterclaim or other deduction or withholding and free and clear of all taxes, duties and imposts (including withholding or retention taxes) which may be levied by any country or any political subdivision thereof, except such as are levied by the United States of America or the State of California or County of Los Angeles or any political subdivision or entity thereof and are measured by the income of the Bank.

Presentment, demand, protest, notice of dishonor and other notice of any kind are hereby expressly waived.

This Note is deemed to be a contract under the laws of the State of California, and for all purposes shall be governed by, and construed in accordance with, the internal laws of said jurisdiction without regard to conflicts of law principles.

IN WITNESS WHEREOF, the undersigned corporation has caused this Note to be duly executed and delivered on its behalf on the date first written above.

OTSUKA AMERICA, INC.

By:
Name:
Title:

EXHIBIT B

SECRETARY’S CERTIFICATE

OF

OTSUKA AMERICA, INC.

The undersigned hereby certifies that he is the duly appointed and acting Secretary of OTSUKA AMERICA, INC., a Delaware corporation, (the “Borrower”), and does hereby further certify on behalf of the Borrower in connection with that certain Credit Agreement, dated as of January 6, 2015, between the Borrower and The Bank of Tokyo-Mitsubishi UFJ, Ltd., as the Bank (the “Credit Agreement”; terms defined in the Credit Agreement shall have the same meanings in this certificate) that:

1. Attached hereto as Exhibit A is a true, correct and complete copy of the Borrower’s Certificate of Incorporation, together with all amendments thereto, and as in effect on and as of the date hereof, certified by the Secretary of State of the State of Delaware as of January 2, 2015.

2. Attached hereto as Exhibit B is a true, correct and complete copy of the Borrower’s Bylaws, together with all amendments thereto, as in effect on and as of the date hereof.

3. Attached hereto as Exhibit C is a true, correct and complete Corporate Resolution & Signature Card, and such resolutions remain in full force and effect without modification or amendment on and as of the date hereof.

This Certificate may be executed in counterparts.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, I have hereunto set my hand on behalf of the Borrower.

Dated: January 6, 2015.
	Name:	Lloyd Tepper
	Title:	Secretary

The undersigned hereby certifies that she is the duly appointed and acting President and CEO of the Borrower, and further certifies that Lloyd Tepper is the duly elected, qualified and acting Secretary of the Borrower and the signature appearing above is his true and genuine signature.

Name:	Noriko Tojo
Title:	President and CEO

EXHIBIT A TO SECRETARY’S CERTIFICATE

Certificate of Incorporation

EXHIBIT B TO SECRETARY’S CERTIFICATE

Bylaws

EXHIBIT C TO SECRETARY’S CERTIFICATE

Corporate Resolutions and Signature Card

EXHIBIT C

FORM OF CLOSING CERTIFICATE

CLOSING CERTIFICATE OF RESPONSIBLE OFFICER

As required by Subsection 11(c) of the Credit Agreement dated January 6, 2015, (the “Credit Agreement”) between Otsuka America, Inc., a Delaware corporation, and The Bank of Tokyo-Mitsubishi UFJ, Ltd. (“Bank”), I, Noriko Tojo, do hereby certify that I am President and CEO of Otsuka America, Inc. (the “Company”), and further certify to the Bank on behalf of the Company that, to the best of my knowledge:

1. The representations and warranties contained in Section 10 of the Credit Agreement are correct in all material respects on and as of the date of this Certificate; and

2. No event has occurred and is continuing that constitutes an Event of Default (within the meaning of term as defined in the Credit Agreement).

3. Each of the conditions precedent to the obligations of Otsuka Pharmaceutical Co., Ltd., a corporation organized under the laws of Japan (“Parent”) and Bigarade Corporation (“Acquisition Sub”) to consummate the acquisition (“Acquisition”) of not less than a majority direct or indirect interest in the outstanding equity of Avanir Pharmaceuticals, Inc., a corporation organized under the laws of Delaware (“Target”), pursuant to the Agreement and Plan of Merger dated as of December 1, 2014 among the Parent, the Acquisition Sub, and the Target (“Acquisition Agreement”) as set forth in the Acquisition Agreement, unless already waived (subject to clause (4) below), is satisfied or still capable of being satisfied, as of the date of this Certificate.

4. The Acquisition Agreement has not been amended or waived in any respect in a manner materially adverse to the Bank without its prior written consent or otherwise terminated;

5. No public offer (that has been accepted by the Target) shall have been made in respect of the shares of the Target (other than in connection with the Acquisition);

6. No “Company Material Adverse Effect,” as defined in the Acquisition Agreement, has occurred.

Certified this      day of                     , 2015.

Name:	Noriko Tojo
Title:	President and CEO

EXHIBIT D

FORM OF INITIAL UTILIZATION REQUEST

To:	The Bank of Tokyo-Mitsubishi UFJ, Ltd.

Los Angeles Branch

Attn: Corporate Client Services

Fax #: [            ]

Re:	Request for loan (Fed Funds)

We request a loan in the amount of USD                    to bear interest based on the Federal Rate plus the Applicable Margin.

Value date                     to mature on                     for     day/days.

Please wire the loan proceeds to the following bank account.

Wire transfer information as follows:

Remit by:

Bank Name:

Bank Address:

ABA No.:

Beneficiary:

Address:

Account No.:

Reference:

Please feel free to contact us if you have any further questions regarding this matter.

Thank you,

OTSUKA AMERICA, INC.

By:
Authorized Signer Signature

Name:

Title:

EXHIBIT E

FORM OF UTILIZATION REQUEST

(FOR ADVANCES OTHER THAN THE INITIAL ADVANCE)

To:	The Bank of Tokyo-Mitsubishi UFJ, Ltd.

Los Angeles Branch

Attn: Corporate Client Services

Fax #: [            ]

Re:	Request for loan (Fed Funds / BTMU Libor)

We request a loan in the amount of USD            to bear interest based on (check one)     Federal Rate     BTMU Libor rate plus the Applicable Margin.

Value date                     to mature on             for     days.

Please (choose one):	Use the loan proceeds to roll over an outstanding Advance in the amount of the requested loan that is maturing on the value date, or

Remit by [select one] Fed wire or same-day credit the loan proceeds to the following bank account [select one]

The Bank of Tokyo-Mitsubishi UFJ, Ltd. [ ] ABA Number: Beneficiary Account Number: or MUFG Union Bank, N.A. [ ] ABA Number: Beneficiary Account Number:

	Beneficiary: Address: Reference:	Otsuka America, Inc. [ ] [ ]

Please feel free to contact us if you have any further questions regarding this matter. Thank you,

OTSUKA AMERICA, INC.

By:
Authorized Signer Signature
Name:
Title: